EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
EastGroup Properties, Inc.:


We consent to the  incorporation  by  reference in the  registration  statements
(Nos. 333-134959 and 333-144785) on Form S-3 and the registration statements (Nos. 33-60909, 333-91405, 333-51666, 333-117308 and 333-125719) on Form S-8 of
EastGroup Properties, Inc. of our reports dated February 26, 2009, except for the fourth paragraph of note 1(o) and note 19, which are as of May 18, 2009, with respect to the consolidated balance sheets of EastGroup Properties, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report on Form 8-K of EastGroup Properties, Inc. dated May 18, 2009.




                                              /s/ KPMG LLP


Jackson, Mississippi
May 18, 2009